UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 16, 2007

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Cleveland-Cliffs Inc published a news release dated August 16, 2007 as follows:

Cleveland-Cliffs Selects Michigan Site for Iron Nugget Plant

CLEVELAND—Aug. 16, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced the Company and joint-venture partner Kobe Steel Ltd. intend to construct a commercial-scale iron nugget production facility at Cliffs’ Empire Mine site in Palmer, Michigan. Production, projected at 500,000 tons per year, is expected to commence by early 2010.

As previously announced, the new facility will use Kobe’s patented ITmk3 ironmaking technology under a 10-year alliance agreement. This revolutionary process will produce high-purity iron nuggets containing more than 96 percent iron.

Currently, Empire Mine produces iron ore pellets, which contain approximately 65 percent iron, that are used as a feed in blast furnaces to produce steel.

Using the Kobe process, the iron ore feed would bypass the blast furnace and provide a consistent source of very high-quality domestic metallic feed in nugget form. These iron nuggets would be used as a raw material feed for the North American steel industry’s mini-mill market. Mini-mills use electric arc furnaces to melt pig iron or recycled steel products to produce new steel.

The mini-mill segment of the steel industry continues to grow in the United States. In 2006, mini-mills produced more than 55 million tons of steel, compared with the 45 million tons produced at integrated steel operators.

Chairman, President and Chief Executive Officer Joseph A. Carrabba commented: "This project furthers one of Cliffs’ key strategic objectives to sustain its leadership position in metallics-related processes and should open a very promising and growing new market for our Company. The selection of Empire as the location for the initial nugget plant involved an exhaustive process, with permitting considerations playing a major role. Additionally, locating the new facility at Empire will extend Cliffs’ operations there, as the mine’s current pellet equivalent ore reserves and operating plan would exhaust pelletizing capacity by 2010."

Executive Vice President, Cliffs Metallics and Chief Technical Officer William Brake will oversee the project. Carrabba added, "We are pleased to have Bill lead this effort. As Mittal Steel’s former EVP of Operations, he brings a wealth of relevant operating expertise to bear in this venture."

The project is subject to obtaining environmental permits, execution of final agreements between Cliffs and Kobe, and final approval of each company’s board of directors. Next steps in the process involve facility design and workforce development.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. There can be no assurance that the projects contemplated in connection with the alliance agreement will be consummated.
Actual results may differ materially from such statements for a variety of reasons, including: changes in demand for iron ore by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company's future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company's Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs' website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.
SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden
Director, Investor Relations
and Corporate Communications
(216) 694-5280
srbaisden@cleveland-cliffs.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

August 17, 2007	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary